Exhibit 99.1

Contacts:	For news media – George E. Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

Spence Elected PPL Chairman

 ALLENTOWN, Pa. (March 28, 2012) – PPL Corporation’s (NYSE: PPL) board of directors has elected William H. Spence chairman of the company, effective April 1.

The company had previously announced that James H. Miller would retire as chairman and a member of the board on March 31. Spence has been serving as chief executive officer and a member of the board of directors since November 2011. He had been named president of the company in July 2011.

Spence, 55, joined PPL in 2006 as chief operating officer, with responsibility for the operations of the company's regulated utility operations in the United States and the United Kingdom, PPL's competitive-market power plants in the Mid-Atlantic region and in Montana as well as the company's energy marketing organization. He served in that role until being named president last year.

Spence came to PPL from Pepco Holdings Inc. in Washington, D.C., where he was president of Pepco's $3 billion competitive generation and retail marketing businesses, which included Conectiv Energy and Pepco Energy Services.

He joined Delmarva Power in 1987 in the company's regulated gas business, where he held various positions before being named vice president of trading for Delmarva Power in 1996. Spence also served as senior vice president of Conectiv before being named president of the combined competitive-market businesses after Conectiv's merger with Pepco.

He holds a bachelor's degree in petroleum and natural gas engineering from Penn State University and a master's degree in business administration from Bentley College in Waltham, Mass. He also is a graduate of the Executive Development Program at the University of Pennsylvania and the Nuclear Technology Program of the Massachusetts Institute of Technology.

PPL Corporation, headquartered in Allentown, Pa., through its subsidiaries, owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com

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Note to Editors: Visit PPL’s media Web site for additional news and background about the corporation and its subsidiaries.